Exhibit 10.4

PROMISSORY NOTE

Amount of Loan: $25,000	June 29, 2021

For value received, KRYPTOBANK CO., a Delaware Corporation having offices at 407 Lincoln Road, Suite 701, Miami Beach, Florida 33139 (the “Borrower”), hereby unconditionally promises to pay $25,000 including 12% per annum interest to the order of BALANCE LABS, INC. a Delaware Corporation, having offices at 407 Lincoln Road, Ste 701, Miami Beach, Fl. 33139 (the “Lender”). Payments shall be made at Lender’s office aforesaid or at such other place as Lender shall from time to time designate to the Borrower in writing.

The full principal amount and interest of this Note shall be due in on June 28, 2022; or the date on which Borrower raises at least $200,000 from investors, whichever is sooner (the “Maturity Date”) Interest will accrue beginning on June 29, 2021.

Upon the failure by Borrower to tender the full payment to Lender on the Maturity Date, the entire principal amount of this Note shall upon notice from Lender to Borrower be immediately due and payable.

Any and all notices or other communications required or permitted to be given under any of the provisions of this Note shall be in writing and shall be deemed to have been duly given when personally delivered or mailed by first class certified mail, return receipt requested, addressed to the parties at their current addresses (or at such other address as any party may specify by notice to all other parties given as aforesaid).

Borrower agrees that any legal suit, action, or proceeding arising out of or relating to this Note may be instituted in such New York State or Federal Court sitting in Miami-Dade County, Florida as Lender, in his sole discretion, may elect. TRIAL BY JURY IS EXPRESSLY WAIVED.

This Note shall be governed by and construed in accordance with the law of the State of Florida applicable to contracts made and to be performed therein.

This Note shall not be changed or terminated orally.

By:   /s/ Michael D. Farkas

Name: Michael D. Farkas, Director